Exhibit H

CERTIFICATE

We, attorneys-at-law, do hereby certify that attached hereto are true and correct translations of the following laws into the English language and that these laws are in full force and effect as of the date hereof.

(a)	The Development Bank of Japan Law (Law No. 73 of 1999, as amended)

(b)	Excerpts from the Law Concerning Special Measures with respect to Acceptance of Foreign Capital from International Bank for Reconstruction and Development, etc. (Law No. 51 of 1953, as amended) (Art. 2, pars. 2 and 3, Art. 3, pars. 2 and 3 and Art. 5)

IN WITNESS WHEREOF, we have hereunto set our hands this 18th day of April, 2006.

/s/ Anderson Mori & Tomotsune

Anderson Mori & Tomotsune

(TRANSLATION)*

Development Bank of Japan Law

Promulgated:	June 11, 1999	by	Law No. 73 of 1999
Amended:	July 30, 1999	by	Law No. 117 of 1999
Amended:	December 22, 1999	by	Law No. 160 of 1999
Amended:	May 31, 2000	by	Law No. 99 of 2000
Amended:	February 8, 2002	by	Law No. 1 of 2002
Amended:	May 31, 2002	by	Law No. 56 of 2002
Amended:	December 11, 2002	by	Law No. 146 of 2002
Amended:	December 13, 2002	by	Law No. 152 of 2002
Amended:	April 21, 2004	by	Law No. 35 of 2004
Amended:	June 2, 2004	by	Law No. 76 of 2004
Amended:	November 7, 2005	by	Law No. 112 of 2005

Chapter I. General Provisions

Article 1

Purpose

The purpose of Development Bank of Japan (the “Bank”) is in principle to supplement or encourage functions such as the credit operations of commercial financial institutions in order to contribute to the promotion of energy and sustainable development of the economy and society, the realization of affluent national life and the independent development of local economies and to contribute financially to Japan’s economic and social policy through the supply of long term funds or other operations.

Article 2

Legal Status

The Bank shall be a legal entity.

Article 3

Offices

1. The Bank shall have its principal office in Tokyo.

2. The Bank may have its subordinate offices in such other locations as may be required.

Article 4

Capital

1. The capital of the Bank shall be the aggregate of the amounts deemed invested by the Government in accordance with the provisions of Paragraph 4, Article 6 and Paragraph 4, Article 7 of the Supplementary Provisions.

2. The Government may, when it deems necessary, make additional investments in the Bank in amounts set forth in a budget.

*	Transitional provisions have been omitted.

3. In case of the Government’s investment in accordance with the provisions of the preceding paragraph, the Bank shall increase its capital by the amount of such investment.

Article 5

Registrations

1. The Bank shall make such registrations as may be provided for by a Cabinet Order.

2. The matters required to be registered in accordance with the provisions of the preceding paragraph cannot be asserted against a third party until they have been registered.

Article 6

Limitation on Use of Name

1. No one other than the Bank shall use the name “Development Bank of Japan”.

2. The provisions of Paragraph 2, Article 6 of the Banking Law (Law No. 59 of 1981) shall not apply to the Bank.

Article 7

Application of Civil Code

The provisions of Article 44 and Article 50 of the Civil Code (Law No. 89 of 1896) shall apply mutatis mutandis to the Bank.

Chapter II. Officers and Employees

Article 8

Officers

The Bank shall have as its officers one Governor, two Deputy Governors, not more than 12 Senior Executive Directors and not more than two Auditors.

Article 9

Functions and Powers of Officers

1. The Governor shall represent the Bank and be responsible for managing its operations.

2. A Deputy Governor shall represent the Bank in accordance with authority delegated by the Governor, assist the Governor in managing the operations of the Bank, act on behalf of the Governor when the Governor is unable to act, and perform the functions of the Governor when the position of Governor is vacant.

3. A Senior Executive Director shall represent the Bank in accordance with authority delegated by the Governor, assist the Governor and the Deputy Governors in managing the operations of the Bank, act on behalf of the Governor when both the Governor and the Deputy Governors are unable to act, and perform the functions of the Governor when the positions of both Governor and Deputy Governor are vacant.

4. An Auditor shall audit the operations of the Bank.

5. An Auditor may, when he or she considers it to be necessary, submit his or her opinions, based on the result of audit, to the Governor or the competent Minister.

Article 10

Appointment of Officers

1. The Governor and Auditors shall be appointed by the Minister of Finance.

2. The Deputy Governors shall be appointed by the Governor, with the approval of the Minister of Finance.

3. The Senior Executive Directors shall be appointed by the Governor.

Article 11

Term of Office

1. The term of office of the Governor and Deputy Governors shall be four years and that of the Senior Executive Directors and Auditors shall be two years. However, the term of office of any such officer appointed to fill a vacancy shall be the remainder of the term of his or her predecessor.

2. The officers may be reappointed.

Article 12

Disqualification of Officers

An employee of the national or a local government (excluding temporary employees) may not be an officer of the Bank.

Article 13

Removal of Officers

1. The Minister of Finance or Governor shall remove any officer appointed by the respective person if such officer becomes disqualified under the provisions of the preceding Article.

2. The Minister of Finance or the Governor may remove any officer appointed by the respective person if such officer falls under any of the items described below:

(1) When he or she has violated this law, any regulation hereunder, or any order of the Minister of Finance or the competent Minister issued based on such law or regulation;

(2) When he or she has been convicted in a criminal case;

(3) When he or she received a decision of commencement of bankruptcy procedure; or

(4) When he or she is unable to act because of mental or physical disability.

3. The Minister of Finance may order the Governor to remove a Deputy Governor or Senior Executive Director if he or she falls under any of the items described in the preceding paragraph.

Article 14

Prohibition of Concurrent Position of Officers

An officer may not be an officer of any profit-making organization or may not himself or herself engage in any business for profit. This prohibition, however, shall not apply when such position or engagement does not interfere with performance of such officer’s duties, provided this is recognized and approved by the Minister of Finance.

Article 15

Restriction on Power of Representation

The Governor, a Deputy Governor or a Senior Executive Director shall have no power to represent the Bank, with respect to matters in which their interest is in conflict with that of the Bank. In such cases an Auditor shall represent the Bank.

Article 16

Appointment of Agents

The Governor, Deputy Governors and Senior Executive Directors may appoint a person or persons, from among the employees of the Bank, with power to act on behalf of the Bank in all juridical and non-juridical matters pertaining to the operations of a subordinate office.

Article 17

Appointment of Employees

The employees of the Bank shall be appointed by the Governor.

Article 18

Status of Officers and Employees

The officers and employees of the Bank shall be deemed to be officers engaged in public affairs in accordance with laws and ordinances, in so far as the application of the Criminal Code (Law No. 45 of 1907) and other penal provisions is concerned.

Article 19

Schedule of Salaries and Retirement Benefits Paid to Officers

The Bank shall establish and publish the schedule of salaries and retirement benefits paid to its officers so that it will comply with the general situation of society. In case of change of such schedule, the same shall apply.

Chapter III. Operations

Article 20

Scope of Operations

1. In order to attain the purpose prescribed in Article 1, the Bank shall conduct the following operations:

(1) To make loans of the funds listed below, which funds shall be necessary for operations which contribute to the promotion of energy and sustainable development of the economy and society, the realization of affluent national life and the independent development of local economies, to provide guaranties (including any action to incur obligations which is analogous to guaranties of obligations, hereinafter being the same) of obligations related to such funds ; to acquire corporate bonds (including bonds issued by corporations established under special statutes which are not private corporations, hereinafter being the same) issued to procure such funds, by subscription or otherwise ; to acquire by assignment, in entirety or in part, claims of loans related to such funds; provided, however, that the term of repayment of such loans, the term of performance of the obligations so guaranteed (measured from the date of guaranty of such obligations), the term of redemption of the corporate bonds so acquired (measured from the date of such acquisition), and the term of repayment of the loans so acquired (measured from the date of such acquisition) shall not be less than one year.

(i) Funds necessary for acquisition (including acquisition of leasehold rights or other right of use), improvement or repair (hereinafter referred to as “acquisition, etc.” in this Item) of facilities, funds related to acquisition, etc. of such facilities, funds necessary for creation of land (including acquisition of land necessary for such creation), or funds necessary for construction or maintenance of facilities related to businesses which will significantly contribute to maintenance and improvement of built-up urban areas (excluding those related to housing construction and specified in a Cabinet Order) or facilities which will significantly contribute to reinforcing infrastructures of local economies and societies.

(ii) In addition to those listed in (i) above, funds necessary for acquisition of intellectual property rights or other similar rights, procurement of personnel, receipt of service or purchase of goods, etc. necessary for the smooth execution of business (such funds being limited to those to be specified by the Minister of Finance as specifically contributing to the promotion of energy and sustainable development of the economy and society, the realization of affluent national life and the independent development of local economies) and funds necessary for research and development of advanced and new technology.

(iii) Funds necessary for repayment of the funds listed in (i) or (ii) above (including the funds necessary for redemption of corporate bonds issued to procure such funds listed in (i) or (ii) above).

(2) To make investments of funds necessary for businesses which will contribute to the promotion of energy and sustainable development of the economy and society, the realization of affluent national life and the independent development of local economies.

(3) In addition to those listed in the preceding two items, to engage in any operations necessary to smoothly and efficiently conduct the operations provided in the preceding two items (such operations being limited to those specified by a Cabinet Order as being closely related to operations provided in the preceding two items).

(4) To engage in operations incidental to the operations specified in the preceding three items.

2. Making loans of funds, guaranties of obligations, acquisitions of corporate bonds, acquisitions of claims by assignment or investments (hereinafter referred to as “making loans, etc.”) provided in the preceding paragraph may be conducted only when the repayment of funds so loaned, the performance of obligations so guaranteed, the redemption of corporate bonds so acquired, the collection of claims so acquired, or the realization of profits which will enable payment of dividends resulting from businesses so invested are, in each case, deemed certain.

3. Interest rates on loans and charge rates for guaranties of obligations undertaken in accordance with the provisions of paragraph 1 above, and interest rates on corporate bonds acquired or claims of loans acquired by assignment in accordance with the provisions of the same paragraph shall be determined in consideration of customary terms of loans or guaranties of obligations of commercial financial institutions or conditions of monetary markets so that revenues of the Bank will be sufficient to cover its expenses.

Article 21

Conditions of Operations

1. In conducting its operations the Bank shall supplement or encourage financing, etc. activities by commercial financial institutions and shall not compete with them.

2. The Bank may make loans, etc. (excluding acquisition of claims of loans by assignment) only when the execution of such business is difficult but only through acceptance of loans or guaranties of obligations under customary terms from commercial financial institutions, procurement of funds by issue of corporate bonds to be acquired by subscription or otherwise by any person other than the Bank, or acceptance of investment by any person other than the Bank.

Article 22

Mid-term Government Policy Principles

1. The Bank shall make loans, etc. in accordance with the three-year mid-term government policy principles (hereinafter referred to as the “mid-term government policy principles”) to be prepared by the competent Minister.

2. The Bank may state an opinion to the competent Minister in preparation of the mid-term government policy principles by such Minister.

3. The mid-term government policy principles shall state the matters concerning Japan’s economic and social policy to be contributed by the Bank and other important matters concerning its operations.

4. The competent Minister shall consult with a chief of the relevant administrative organization when preparing the mid-term government policy principles.

5. The provisions of the preceding three paragraphs shall apply mutatis mutandis in case of change of the mid-term government policy principles.

Article 23

Investment and Finance Guidelines

1. The Bank shall prepare investment and finance guidelines (that is, the guidelines for each fiscal year with respect to making loans, etc. which state the government policy underlying such loans, etc., the targeted businesses and other matters, hereinafter being the same) as prescribed in a Cabinet Order in order to execute the matters stated in the mid-term government policy principles.

2. The Bank shall report the investment and finance guidelines for the relevant fiscal year to the competent Minister by the day to be set by such Minister for each fiscal year and shall publish them.

3. In case of any change of the investment and finance guidelines, the Bank shall without delay report the amended guidelines to the competent Minister and shall publish them.

Article 24

Management Council

1. The Bank shall have a Management Council.

2. The Management Council shall review the status of execution of operations with respect to the matters stated in the mid-term government policy principles and report the results of such review to the Governor.

3. When the Governor receives a report on the results of the review in accordance with the provisions of the preceding paragraph, he or she shall report such result to the competent Minister and publish it.

4. The Management Council shall consist of not more than eight counselors.

5. Such counselors shall be appointed by the Governor with authorization of the Minister of Finance from among persons qualified by learning or experience.

6. The term of office of counselors shall be four years.

7. The Management Council shall have a Chairman who shall be designated by the Governor.

8. The Chairman shall preside over the business affairs of the Council.

Article 25

Statement of Operation Procedures

1. The Bank shall prepare a Statement of Operation Procedures at the time of initiation of operations.

2. The matters to be covered in the Statement of Operation Procedures referred to in the preceding paragraph shall be provided in a ministerial ordinance of the Ministry of Finance.

Article 26

Delegation of Operations

1. The Bank may delegate a part of its operations to banks and other financial institutions designated by the Minister of Finance.

2. When banks and other financial institutions are delegated operations of the Bank in accordance with the provisions of the preceding paragraph, the officers and employees of such banks and other financial institutions who are responsible for the operations so delegated shall be deemed to be officers engaged in public affairs in accordance with the provisions of laws and ordinances, in so far as the application of the Criminal Code and other penal provisions is concerned.

Chapter IV. Finance and Accounting

Article 27

Fiscal Year

The fiscal year of the Bank shall commence on April 1 each year and end on March 31 of the following year.

Article 28

Budget

1. The Bank shall, for each fiscal year, prepare a budget of revenues and expenditures and submit it to the Minister of Finance.

2. The revenues referred to in the preceding paragraph shall consist of interest on loans, charges for guaranties of obligations, interest on corporate bonds, dividends from investments, other income accruing from the operation of assets, and miscellaneous incidental income; and the expenditures referred to in the same paragraph shall consist of expenses for operations, expenses for delegation of operations, interest on borrowings prescribed in Paragraph 1 or Paragraph 2 of Article 42, interest on other funds received from government sources prescribed in Paragraph 5 of the same Article, interest on Bank Bonds issued in accordance with the provisions of Paragraph 1 or Paragraph 4 of Article 43, and miscellaneous incidental expenses.

3. Upon receipt of the budget submitted in accordance with the provisions of Paragraph 1, the Minister of Finance shall examine it, make necessary adjustments thereto, and obtain the Cabinet’s decision thereon.

4. After a decision has been made under the provisions of the preceding paragraph, the Cabinet shall submit the budget to the Diet together with the national budget.

5. The form and contents of the budget and the procedures for the preparation and presentation thereof shall be determined by the Minister of Finance.

Article 29

The budget referred to in the preceding Article shall be accompanied by the documents listed below:

(1) Documents concerning the operation plan and financial plan for the relevant fiscal year.

(2) Profit and loss statements, balance sheets and a list of assets for the fiscal year prior to the preceding fiscal year.

(3) Estimated profit and loss statements and estimated balance sheets for the preceding and current fiscal years.

(4) Any other reference materials for the relevant budget.

Article 30

Reserve funds

The Bank may set up reserve funds in its budget for the purpose of covering deficits in the expenditure budget which may arise from unforeseeable causes.

Article 31

Decision of Budget

In obtaining Diet approval of the budget of the Bank, the usual procedures for decision of the national budget shall be followed.

Article 32

Notification of Passing of Budget

1. When Diet approval of the budget of the Bank has been obtained, the Cabinet shall immediately notify the Bank through the Minister of Finance to that effect.

2. The Bank shall not put its budget into effect before it receives notification in accordance with the provisions of the preceding paragraph.

3. When notification has been made in accordance with the provisions of Paragraph 1, the Minister of Finance shall immediately notify the Board of Audit to that effect.

Article 33

Supplementary Budget

1. The Bank may prepare a supplementary budget and submit it to the Minister of Finance together with the documents listed in Items (1), (3) and (4) of Article 29 which have been amended in connection with preparation of the supplementary budget (excluding estimated profit and loss statements and balance sheets for the preceding fiscal year), when it is necessary to incorporate changes in the regular budget for reasons that have arisen after the preparation thereof; provided, however, that a supplementary budget involving additions to the regular budget may be prepared only when it is imperative for reasons that have arisen after the preparation of the regular budget.

2. The provisions of Paragraphs 2 to 5 inclusive of Article 28 and of the two preceding Articles shall apply mutatis mutandis to the preparation of the supplementary budget provided for in the preceding paragraph. In such case, “the revenues referred to in the preceding paragraph” and “the expenses referred to in the preceding paragraph” in Paragraph 2, Article 28 shall read “the revenues in the supplementary budget referred to in Paragraph 1, Article 33” and “the expenses in the supplementary budget referred to in the same paragraph”, respectively, and “Paragraph 1” in Paragraph 3 of the same Article shall read “Paragraph 1, Article 33”.

Article 34

Provisional Budget

1. The Bank may, when necessary, prepare a provisional budget for a specific period within a fiscal year and submit it to the Minister of Finance, together with an operation plan and a financial plan for the relevant period and other reference materials for the relevant provisional budget.

2. The provisions of Paragraphs 2 to 5 inclusive of Article 28, and of Article 31 and 32 shall apply mutatis mutandis to the provisional budget provided for in the preceding paragraph. In such case, “the revenues referred to in the preceding paragraph” and “the expenses referred to in the preceding paragraph” in Paragraph 2, Article 28 shall read “the revenues in the provisional budget referred to in Paragraph 1, Article 34” and “the expenses in the provisional budget referred to in the same paragraph”, respectively, and “Paragraph 1” in Paragraph 3 of the same Article shall read “Paragraph 1, Article 34”.

3. The provisional budget shall cease to be effective when Diet approval of the regular budget for the fiscal year has been obtained; and if expenditures have been made under the provisional budget, they shall be deemed to have been made under the regular budget for that fiscal year.

Article 35

Execution of Budget

The Bank shall not use an expenditure specified in the budget for any purpose other than those specified therein.

Article 36

1. The Bank may not divert appropriations for expenses designated in the budget to any purpose other than those specified, without the approval of the Minister of Finance.

2. When the Minister of Finance has given his or her approval under the preceding paragraph, he or she shall immediately notify the Board of Audit to that effect.

Article 37

1. When the Bank makes use of reserve funds, it shall immediately notify the Minister of Finance to that effect.

2. Upon receipt of the notification in accordance with the provisions of the preceding paragraph, the Minister of Finance shall immediately notify the Board of Audit to that effect.

Article 38

Financial Statements, etc.

1. The Bank shall prepare a list of assets and a balance sheet (including an electro-magnetic record (designated by the Minister of Finance as a record which is produced by electronic, magnetic, or any other means unrecognizable by natural perceptive function, and is used for data-processing by a computer, hereinafter the same in this paragraph and Paragraph 1, Article 40) which records the items to be described in such list of assets and balance sheet) for each half-year from April to September and from October to March of the following year, and a profit and loss statement (including an electro-magnetic record which records the items to be described in such profit and loss statement) for each half-year and for each fiscal year (hereinafter referred to as “financial statements”), and submit them together with an opinion of the Auditors thereon to the Minister of Finance within two months after the end of the relevant half-year or three months after the end of the fiscal year.

2. When the Bank has submitted the financial statements provided for in the preceding paragraph, it shall without delay give public notice thereof in the official gazette, maintain the financial statements and the annexed specifications as well as a document describing the opinion of the Auditors referred to in the said paragraph at all its offices, and make such documents available for public inspection during a period prescribed by a ministerial ordinance of the Ministry of Finance.

3. Upon completion of the settlement of accounts, the Bank shall without delay maintain an operation report for such fiscal year at all its offices, and make it available for public inspection during a period prescribed in a ministerial ordinance of the Ministry of Finance.

4. Items to be described in the annexed specifications provided for in Paragraph 2 and the operation report provided for in the preceding paragraph shall be prescribed in a ministerial ordinance of the Ministry of Finance.

Article 39

Settlement of Accounts

The Bank shall complete the settlement of accounts for each fiscal year not later than May 31 of the following fiscal year.

Article 40

1. Upon completion of the settlement of accounts, the Bank shall prepare a report of the settlement of accounts for the fiscal year (including an electro-magnetic record which records the items to be described in such report of the settlement of accounts) according to the classifications in the budget, appending an opinion of the Auditors concerning such report on the settlement of accounts, and submit them to the Minister of Finance without delay together with the financial statements already submitted to the Minister of Finance in accordance with the provisions of Paragraph 1, Article 38.

2. Upon receipt of the report of the settlement of accounts and the financial statements as provided in the preceding paragraph, the Minister of Finance shall forward them to the Cabinet.

3. Upon receipt of the report of the settlement of accounts and the financial statements as provided in the preceding paragraph, the Cabinet shall forward them to the Board of Audit for examination not later than November 30 of the following fiscal year and submit them, after examination of the Board thereon, to the Diet together with the settlement of national revenues and expenditures.

4. Upon submission of the report of the settlement of accounts in accordance with the provisions of Paragraph 1, the Bank shall without delay maintain the report of the settlement of accounts and the document describing the opinion of the Auditors referred to in the said paragraph at all its offices and make them subject to public inspection during a period prescribed in a ministerial ordinance of the Ministry of Finance.

5. The form and contents of the report of the settlement of accounts provided for in Paragraph 1 shall be determined by the Minister of Finance.

Article 41

Disposition of Profits and Payment into The National Treasury

1. If upon the settlement of income and expenses for each fiscal year a profit is found to exist, the Bank shall set aside as a reserve an amount to be calculated in accordance with the standard prescribed in a Cabinet Order.

2. The reserve provided for in the preceding paragraph shall not be disposed of except for the purpose of covering losses.

3. The Bank shall pay the remaining balance after deduction of a reserve from any profit found to exist upon the settlement of income and expenses for each fiscal year in accordance with the provisions of Paragraph 1, into the National Treasury by May 31 of the following fiscal year.

4. The Government may, as prescribed by a Cabinet Order, make the Bank pay a part of the payment specified in the preceding paragraph into the National Treasury on an estimated basis during the fiscal year in which the profit is earned.

5. In addition to the provisions specified in the preceding paragraph, the procedures for payment into the National Treasury specified in Paragraph 3, the account to which such payment is to be made, and other necessary matters related thereto, shall be provided for by a Cabinet Order.

Article 42

Borrowing of Funds, etc.

1. The Bank may borrow funds from the Government in order to meet funding requirements for the conduct of operations specified in Paragraph 1, Article 20.

2. In addition to those provided in the preceding paragraph, the Bank may borrow short-term funds from banks and other financial institutions to meet cash-flow requirements or in other cases prescribed by a ministerial ordinance of the Ministry of Finance.

3. Short-term funds borrowed in accordance with the provisions of the preceding paragraph shall be repaid during the relevant fiscal year. However, in cases prescribed by a ministerial ordinance of the Ministry of Finance as particularly necessary, the Bank may reborrow with the authorization of the Minister of Finance amounts set by a ministerial ordinance of the Ministry of Finance.

4. Short-term funds reborrowed in accordance with the proviso to the preceding paragraph shall be repaid within one year.

5. The Bank may accept other funds received from government sources in order to apply them to the sources of funds necessary to financially contribute to a particular government policy with respect to the operations provided in Paragraph 1, Article 20 as provided in a Cabinet Order.

Article 43

Issue of Development Bank of Japan Bonds

1. The Bank may issue Development Bank of Japan Bonds (hereinafter referred to as “Bank Bonds”, except for Paragraph 4, Article 45) in order to provide funds necessary for operations provided in Paragraph 1, Article 20.

2. The Bank shall prepare a basic policy with respect to issue of Bank Bonds (that is, a policy with respect to issue of Bank Bonds concerning issue amounts, denominated currency, issue market and other matters) in accordance with the provisions of the preceding paragraph and shall obtain authorization of the Minister of Finance for each fiscal year, as provided in a Cabinet Order. In case of any change, the same shall apply.

3. When the Bank has issued Bank Bonds in accordance with the provisions of Paragraph 1, it shall without delay report it to the Minister of Finance as provided in a Cabinet Order.

4. In addition to those provided in Paragraph 1, the Bank may, as provided in a Cabinet Order, issue Bank Bonds when necessary to deliver substitute bonds to anyone who has lost Bank Bonds.

5. A holder of Bank Bonds issued in accordance with the provisions of Paragraph 1 or the preceding paragraph shall, with respect to the property of the Bank, have the right to have his claim satisfied in preference to other creditors.

6. The order of the preferential right referred to in the preceding paragraph shall rank immediately below the general preferential rights under the provisions of the Civil Code.

7. The Bank may delegate the whole or a part of any operations related to issue, redemption, or payment of interest on Bank Bonds or other matters related thereto to domestic or foreign banks, other financial institutions, trust companies or securities firms.

8. In addition to the provisions of each of the preceding paragraphs, necessary matters relating to Bank Bonds shall be provided for by a Cabinet Order.

Article 44

Limitation on Borrowings, etc. and Limitation on Loans, etc.

1. The total of the outstanding amount of borrowings in accordance with the provisions of Paragraph 1 and Paragraph 2, Article 42, of the outstanding amount of other funds received from government sources in accordance with the provisions of Paragraph 5 of the same Article and of the outstanding amount of liabilities for the principal amount of Bank Bonds issued in accordance with the provisions of Paragraph 1 of the preceding Article shall not exceed the equivalent of 14 times the total of the amount of capital provided in Article 4 and of the amount of reserve provided in Paragraph 1, Article 41, provided that, with regard to Bank Bonds, if necessary for refunding bonds then outstanding, new bonds may temporarily be issued in excess of such amount.

2. The total of the outstanding amounts of loans made, of obligations guaranteed, of corporate bonds acquired and of claims acquired by assignment in accordance with the provisions of Item (1), Paragraph 1, Article 20, plus the outstanding amount of investments made in accordance with the provisions of Item (2) of the same paragraph, shall not exceed the total of the amount of capital provided in Article 4, of the amount of the reserve provided in Paragraph 1, Article 41 and of the maximum amount for borrowings, acceptances of other funds received from government sources and issue of Bank Bonds as provided in the principal part of the preceding paragraph.

Article 45

Government Guarantee

1. Notwithstanding the provisions of Article 3 of the Law Concerning Restrictions on Financial Assistance by the Government to Corporations (Law No. 24 of 1946), the Government may guarantee the obligations with respect to Bank Bonds issued by the Bank under Paragraph 1 of Article 43 (excluding the obligations which the Government may guarantee under Article 2 of the Law concerning Special Measures with respect to Acceptance of Foreign Capital from The International Bank for Reconstruction and Development, etc. (Law No. 51 of 1953) (in Paragraphs 2 and 4 of this Article and each Item, Paragraph 1, Article 8 of the Supplementary Provisions, referred to as the “Foreign Capital Acceptance Law”), the same being applicable in Paragraph 3) within the limit of the amount provided in a budget.

2. When, with respect to the amount to be set forth in a budget referred to in the preceding paragraph, it is difficult to provide an amount of obligations with respect to Bank Bonds denominated in Japanese currency to be issued in a foreign country as distinguished from the amount provided in a budget referred to in Paragraph 2, Article 2 of the Foreign Capital Acceptance Law, it may be provided in the aggregate with such other amount.

3. The Government may, in addition to the cases provided in Paragraph 1, guarantee the obligations with respect to Bank Bonds issued by the Bank under Paragraph 4, Article 43.

4. When, with respect to Bank Bonds referred to in Paragraph 1, Article 45 of the Japan Bank for International Cooperation Law (Law No. 35 of 1999), in accordance with the provisions of Paragraph 2, Article 47 of the said Law, the amount of obligations with respect to those denominated in Japanese currency to be issued in a foreign country which is set forth in a budget is provided in the aggregate with the amount set forth in a budget referred to in Paragraph 2, Article 2 of the Foreign Capital Acceptance Law, such bonds shall be deemed to be bonds which the Government may guarantee under Paragraph 2, Article 2 of the Foreign Capital Acceptance Law, in so far as the application of the provisions of Paragraph 1 and Paragraph 2 of this Article is concerned.

Article 46

Employment of Surplus Funds

1. The Bank shall not employ surplus funds resulting from its cash management other than by:

(1) Holding Government bonds, local government bonds or Government guaranteed bonds (that is, bonds, the payment of the principal and interest of which is guaranteed by the Government),

(2) Deposit with the Fiscal Loan Fund,

(3) Deposit with the Bank of Japan, banks or other financial institutions designated by the Minister of Finance,

(4) Holding of negotiable bank deposit certificates, and

(5) Methods specified by a ministerial ordinance of the Ministry of Finance as similar to any of the preceding items.

2. Employment of surplus funds by a method provided in the preceding paragraph shall be made safely and efficiently.

Article 47

(Deleted)

Article 48

Delegation to Ministerial Ordinance of the Ministry of Finance

In addition to those provided in this Law and Cabinet Orders thereunder, other necessary matters with respect to the finance and accounting of the Bank shall be provided in a ministerial ordinance of the Ministry of Finance.

Chapter V. Supervision

Article 49

Supervision

1. The competent Minister shall supervise the Bank in accordance with the provisions of this Law.

2. The competent Minister may, when he or she deems necessary for the enforcement of this Law, give the Bank such orders concerning its operations as are necessary for supervision based on reports submitted by the Bank or the results of the examination provided for in Paragraph 1, Article 50.

Article 50

Report and Examination

1. The competent Minister may, when he or she deems necessary, cause the Bank or a bank or financial institution (hereinafter being referred to as the “entrusted entity”) to which operations of the Bank have been delegated in accordance with the provisions of Paragraph 1, Article 26 to make reports, or cause officials under him or her to enter the offices of the Bank or the entrusted entity to examine the state of operation or books, documents and other necessary matters. However, with respect to any entrusted entity, such activity shall be limited to the extent of the operations delegated to it by the Bank.

2. When an official makes spot examinations in accordance with the provisions of the preceding paragraph, he or she shall carry with him or her identification certifying his or her status and present it to the parties concerned.

3. The authority to make spot examinations as provided in Paragraph 1 shall not be considered to have been given for the investigation of crime.

Article 50-2

Delegation of Authority

1. The competent Minister may, as prescribed by a Cabinet Order, delegate a part of the authority to make spot examinations in accordance with the provisions of Paragraph 1 of the preceding Article to the Prime Minister.

2. When the Prime Minister makes spot examinations in accordance with the provisions of Paragraph 1 of the preceding Article, on the basis of delegation provided in the preceding paragraph, it shall promptly report the result thereof to the competent Minister.

3. The Prime Minister shall delegate the authority delegated in accordance with the provisions of Paragraph 1 and the authority under the provisions of the preceding paragraph to the Commissioner of the Financial Services Agency.

4. The Commissioner of the Financial Services Agency may, as prescribed by a Cabinet Order, may delegate the whole or a part of the authority delegated in accordance with the provisions of the preceding paragraph to the Director Generals of Local Finance Bureaus or Local Branch Financial Bureaus.

Chapter VI. Auxiliary Provisions

Article 51

Dissolution of the Bank

Dissolution of the Bank shall be provided by separate law.

Article 52

Competent Minister, etc.

The competent Minister under this Law shall be as follows:

(1) With respect to the matters concerning officers and employees, finance and accounting, and other matters of administration: The Minister of Finance

(2) Of operations provided in Paragraph 1, Article 20, with respect to the matters provided in a Cabinet Order concerning Hokkaido region and Tohoku region (that is, areas of Aomori, Iwate, Miyagi, Akita, Yamagata, Fukushima and Niigata Prefectures): The Minister of Finance and the Minister of Land, Infrastructure and Transport

(3) Of operations provided in Paragraph 1, Article 20, with respect to the matters concerning any operations other than those provided in the preceding item: The Minister of Finance

Chapter VII. Penal Provisions

Article 53

An officer or employee of the Bank or an entrusted entity who fails to make reports, or makes false reports on matters to be reported in accordance with the provisions of Paragraph 1, Article 50, or refuses, interrupts or avoids examination in accordance with the same paragraph, shall be punished with a fine not exceeding 300,000 yen.

Article 54

In any of the following cases, an officer or employee of The Bank shall be punished with a non-penal fine not exceeding 200,000 yen:

(1) When he or she has failed to obtain an authorization or approval of the Minister of Finance in cases where such authorization or approval is required by this Law;

(2) When he or she has failed to make such reports to the Minister of Finance or the competent Minister as are required by this Law;

(3) When he or she has neglected to make registrations in violation of the provisions of Paragraph 1, Article 5;

(4) When he or she has conducted any operation other than those listed in Paragraph 1, Article 20;

(5) When he or she has borrowed funds, accepted other funds received from government sources or issued Bank Bonds in violation of the provisions of Paragraph 1, Article 44, or extended loans, guaranteed obligations, acquired corporate bonds, acquired claims by assignment, or invested in contravention of the provisions of Paragraph 2 of the same Article;

(6) When he or she has employed surplus funds in violation of the provisions of Paragraph 1, Article 46;

(7) When he or she has violated orders of the competent Minister issued according to the provisions of Paragraph 2, Article 49.

Article 55

Any person who has violated the provisions of Paragraph 1, Article 6 shall be punished with a non-penal fine not exceeding 100,000 yen.

Supplementary Provisions

Article 1

Enforcement Date

This Law shall come into force as of the day of promulgation. However, Articles 17 to 19 inclusive and Article 21 to 66 inclusive of the Supplementary Provisions shall come into force as of October 1, 1999.

Article 2

Establishment of the Bank

1. The Prime Minister shall designate persons to be the Governor or the Auditors of the Bank.

2. The persons to be the Governor or the Auditors as designated in accordance with the provisions of the preceding paragraph shall be deemed to have been appointed as such officers in accordance with the provisions of this Law as of the time of establishment of the Bank.

Article 3

1. The Minister of Finance shall appoint Organizing Members to manage matters concerning the establishment of the Bank.

2. When the Organizing Members complete preparations for establishment of the Bank, they shall without delay report it to the Minister of Finance and shall hand over operations to the Governor of the Bank to be designated in accordance with the provisions of Paragraph 1 of the preceding Article.

Article 4

When the person designated to be the Governor in accordance with the provisions of Paragraph 1, Article 2 of the Supplementary Provisions has taken over the operations in accordance with the provisions of Paragraph 2 of the preceding Article, he or she shall, without delay, register the establishment of the Bank as provided in a Cabinet Order.

Article 5

The Bank shall be created by registration of its establishment.

Article 6

Dissolution, etc. of The Japan Development Bank

1. The Japan Development Bank (hereinafter referred to as “JDB”) shall be dissolved at the time of establishment of the Bank and all the rights and obligations of JDB shall be assumed by the Bank at that time, notwithstanding the provisions of Paragraph 2, Article 8 of The Japan Development Bank Law (Law No. 108 of 1951) (hereinafter referred to as the “JDB Law”) before its abolishment in accordance with the provisions of Article 17 of the Supplementary Provisions.

2. The fiscal year of JDB commencing on April 1, 1999 shall end on the day immediately preceding the day of dissolution of JDB.

3. The settlement of accounts, list of assets, balance sheets, profits and loss statements, disposition of profits and payment into the National Treasury for the fiscal year of JDB commencing on April 1, 1999 shall be dealt with as heretofore. In such case, “half-year from April to September and from October to March of the following year”, “each half-year and fiscal year” and “the relevant half-year or fiscal year” in Paragraph 1, Article 33 of the JDB Law shall read as “the fiscal year”, “July 31 of the following fiscal year” in Article 34 of the JDB Law shall read as “November 30, 1999”, “the following fiscal year” in Paragraph 3, Article 35 of the JDB Law shall read as “2000”, “three thousandths” in Item (2), Paragraph 1, Article 36 of the JDB Law shall read as “one point five thousandths”, and “May 31 of the following fiscal year” in Paragraph 3 of the same Article shall read as “November 30, 1999”.

4. When the Bank assumes the rights and obligations of JDB in accordance with the provisions of Paragraph 1, the amount equivalent to the capital of JDB subscribed to by the Government at the time of such assumption shall be deemed to have been subscribed by the Government to the Bank at the time of establishment of the Bank.

5. When the Bank assumes the rights and obligations of JDB in accordance with the provisions of Paragraph 1, the amount equivalent to the reserve of JDB at the time of such assumption (if there is a loss for the current fiscal year or a loss carried forward to such fiscal year on the balance sheets of Hokkaido-Tohoku Development Finance Public Corporation (hereinafter referred to as “HTDF”) as of the end of the fiscal year commencing on April 1, 1999, the amount remaining after deduction of the total of the amount equivalent to the loss for the current fiscal year and the loss carried forward to the current fiscal year (if there is a profit for the current fiscal year, the amount equivalent to the loss carried forward to the current fiscal year after deduction of such profit)) shall be deemed the reserve set aside by the Bank in accordance with the provisions of Paragraph 1, Article 41 of the Development Bank of Japan Law.

6. Registration of dissolution at the time of dissolution of JDB in accordance with the provisions of Paragraph 1 shall be provided in a Cabinet Order.

Article 7

Dissolution, etc. of Hokkaido-Tohoku Development Finance Public Corporation

1. HTDF shall be dissolved at the time of establishment of the Bank and all the rights and obligations of HTDF shall be assumed by the Bank at that time.

2. The fiscal year of HTDF commencing on April 1, 1999 shall end on the day immediately preceding the day of dissolution of HTDF.

3. The settlement of accounts, list of assets, balance sheets, profit and loss statements, and payment into the National Treasury for the fiscal year of HTDF commencing on April 1, 1999 shall be dealt with as heretofore. In such case, in so far as application of the Law Concerning Budget and Settlement of Accounts of Public Finance Corporations (Law No. 99 of 1951) under Article 24 of the Hokkaido-Tohoku Development Finance Public Corporation Law (Law No. 97 of 1956) (hereinafter referred to as the “ HTDF Law”) before abolishment in accordance with the provisions of Article 17 of the Supplementary Provisions is concerned, “May 31 of the following fiscal year” in Article 17 of the Law Concerning Budget and Settlement of Accounts of Public Finance Corporations shall read as “November 30, 1999”, “the following fiscal year” in Article 20 of the same Law shall read as “2000”, “May 31 of the following fiscal year” in Paragraph 1, Article 25 of the HTDF Law shall read as “November 30, 1999”, and “the fiscal year preceding the financial year to which a day provided in the same paragraph belongs” in Paragraph 2 of the same Article shall read “the 1999 fiscal year”.

4. When the Bank assumes the rights and obligations of HTDF in accordance with the provisions of Paragraph 1, the amount equivalent to the capital of HTDF subscribed to by the Government at the time of such assumption shall be deemed to have been subscribed by the Government to the Bank at the time of establishment of the Bank.

5. Registration of dissolution at the time of dissolution of HTDF in accordance with the provisions of Paragraph 1 shall be provided in a Cabinet Order.

Article 8

Transitory Measures for Assumption of Rights and Obligations

1. The guarantee contracts provided in each item listed below and made by the Government with respect to the obligations of bonds provided in the relevant item and to be assumed by the Bank in accordance with the provisions of Paragraph 1, Article 6 and Paragraph 1, Article 7 of the Supplementary Provisions shall continue to exist with the same conditions with respect to such obligations even after such assumption:

(1) External Loan Bonds, etc. of Paragraph 1, Article 37-2 of the JDB Law: The guarantee contracts in accordance with the provisions of Article 37-3 of the JDB Law or Article 2 of the Foreign Capital Acceptance Law.

(2) HTDF Bonds: The guarantee contracts in accordance with the provisions of Article 28 of the HTDF Law or Article 2 of the Foreign Capital Acceptance Law.

2. The external loan bonds, etc. and the HTDF Bonds referred to in the preceding paragraph shall be regarded as Bank Bonds in accordance with the provisions of Paragraph 1, Article 43 in application of the provisions of Paragraph 5 and Paragraph 6 of the same Article.

Article 16

Special Rules for Operations

1. Only until March 31, 2001, in addition to the operations provided in each item of Paragraph 1, Article 20, the Bank may engage in operations in connection with making loans of long-term working funds, guaranteeing obligations related to such funds, acquisition by subscription or otherwise of corporate bonds which are issued to procure such funds, or acquisition, in entirety or in part, by assignment of claims related to such funds, which are necessary to attain smooth execution of business which will contribute to the promotion of energy and sustainable development of economy and society, the realization of affluent national life and the independent development of local economies and which execution has been hindered by reduction of borrowing, etc. from financial institutions as a result of constraint of financial transaction by banks and other financial institutions and any other reasons on the part of such financial institutions. However, the term of repayment of such loans, the term of repayment of obligations so guaranteed (measured from the date of guaranty ), the term of redemption of corporate bonds so acquired (measured from the date of acquisition) and the term of repayment of loans so acquired (measured from the date of such acquisition) shall not be less than one year. In such case, “the preceding paragraph” in Paragraph 2, Article 20 shall read as “the preceding paragraph and Paragraph 1, Article 16 of the Supplementary Provisions”, “Paragraph 1” in Paragraph 3 of the same Article shall read as “Paragraph 1 and Paragraph 1, Article 16 of the Supplementary Provisions”, “Paragraph 1, Article 20” in Article 42 and Paragraph 1, Article 43 shall read as “Paragraph 1, Article 20 and Paragraph 1, Article 16 of the Supplementary Provisions”, “Item (1), Paragraph 1, Article 20” in Paragraph 2, Article 44 shall read as “Item (1), Paragraph 1, Article 20 and Paragraph 1, Article 16 of the Supplementary Provisions”, “Paragraph 1, Article 20” in Article 52 shall read as “Paragraph 1, Article 20 and Paragraph 1, Article 16 of the Supplementary Provisions”, “each item in Paragraph 1, Article 20” in Item (4), Article 54 shall read as “each item in Paragraph 1, Article 20 and Paragraph 1, Article 16 of the Supplementary Provisions”.

2. For the time being, the Bank may make interest-free loans using interest-free loans from the Government as financial sources, in accordance with a Cabinet Order, to the businesses undertaking the projects specified in Paragraph 1, Article 3 of the Special Measures Law concerning Facilitation of the Improvement of Economic Infrastructure through the Application of the Proceeds from the Disposition of Nippon Telegraph and Telephone Corporation’s Shares (Law No. 86 of 1987), when it extends loans, in accordance with Item (1), Paragraph 1, Article 20, to finance the prescribed projects.

3. For the time being, the Bank may make loans using interest-free loans from the Government as part of financial sources, in accordance with a Cabinet Order, when it extends loans to the businesses undertaking the projects specified in Paragraph 2, Article 3 of the Special Measures Law concerning Facilitation of the Improvement of Economic Infrastructure through the Application of the Proceeds from the Disposition of Nippon Telegraph and Telephone Corporation’s Shares, in accordance with Item (1), Paragraph 1, Article 20, to finance the prescribed projects.

4. Only until March 31, 2006, when the Bank makes loans in accordance with the provisions of Item (1), Paragraph 1, Article 20 hereof, with respect to the funds to be applied to expenses required for construction of public facilities, etc. as provided in Paragraph 1, Article 3 of Supplementary Provisions of the Special Measures Law concerning Facilitation of the Improvement of Economic Infrastructure through the Application of the Proceeds from the Disposition of Nippon Telegraph and Telephone Corporation’s Shares, the Bank may, as prescribed by a Cabinet Order, make interest-free loans using interest-free loans from the Government as financial resources.

5. The Bank may make interest-free loans, when it extends loans to selected business operators specified in Paragraph 5 of Article 2 of the Law concerning Facilitation of the Improvement, etc. of Public Facilities, etc. by Utilizing Private Fund (Law No. 117 of 1999), in accordance with Item (1), Paragraph 1, Article 20 hereof, to provide funds required for businesses deemed under Article 13 of the said law to have an especially high level of public interest.

6. The Government may make interest-free loans to the Bank in order to provide funds required for the interest-free loans made by the Bank in accordance with the provisions of the preceding paragraph (excluding interest-free loans using money deposited by the Private Urban Development Promotion Organization provided in Article 3 of the Special Measure Law concerning Promotion of Private Urban Development (Law No. 62 of 1987)).

Article 17

Abolishment of The Japan Development Bank Law

and The Hokkaido-Tohoku Development Finance Public Corporation Law

The following laws shall be abolished:

1. The Japan Development Bank Law

2. The Hokkaido-Tohoku Development Finance Public Corporation Law

(TRANSLATION)

EXCERPTS

FROM

LAW CONCERNING SPECIAL MEASURES WITH RESPECT TO

ACCEPTANCE OF FOREIGN CAPITAL FROM

INTERNATIONAL BANK FOR RECONSTRUCTION AND DEVELOPMENT, ETC.

(Law No. 51 of July 4, 1953)

Article 2. (Guarantee of Foreign Currency Obligations)

(2) Notwithstanding the provisions of Article 3 of the Law Concerning Restriction on Financial Assistance by the Government to Corporations and Others, the Government may guarantee the obligations with respect to the debt securities issued by any of the corporation enumerated below or by local government payable in foreign currency (with respect to local government debt securities, limited to those prescribed by a Cabinet Order; hereinafter referred to as “foreign currency debt securities”) within the limit of the amount provided in a budget:

1. Development Bank of Japan;

2. Japan Bank for International Cooperation;

3. and 4. Deleted;

5. Local public bodies;

6. In addition to those enumerated in the preceding items, from among the corporations enumerated below those prescribed by a Cabinet Order:

a. the corporations whose budget requires resolution of the Diet pursuant to provisions of statutes.

b. from among the corporations organized under special laws (excluding those provided in a. above) none of whose capital investment is held by any person other than the State, the corporations provided in a. above and/or local public bodies, those which are permitted by special laws to issue debt securities.

(3) The Government may, in addition to the cases provided in the preceding paragraph, guarantee the obligations under the foreign currency debt securities issued for the purpose of delivering them to the persons who have lost their foreign currency debt securities.

Article 3. (Issuance of Debt Securities, etc.)

(2) The Corporations prescribed by a Cabinet Order set forth in paragraph 1 of Article 2 and the Corporations enumerated in each of the items of paragraph 2 of Article 2 may, unless otherwise provided in any other statute, delegate to any foreign bank, trust company or securities firm all or part of business concerning the issuance and redemption of, and the payment of interest on delivered debt securities (debt securities for delivery to the International Bank for Reconstruction and Development, etc. pursuant to a foreign currency loan agreement with such bank, hereinafter the same) or foreign currency debt securities (with respect to foreign currency debt securities, limited to those guaranteed by the Government pursuant to the provisions of paragraph 1, 2 or 3 of Article 2; hereinafter in this paragraph, the same) or any other matters concerning delivered debt securities or foreign currency debt securities after obtaining approval of a competent Minister as prescribed by a Cabinet Order.

(3) The competent Minister referred to in the preceding paragraph shall consult with the Minister of Finance before the approval referred to in the same paragraph.

Article 5. (Exemption from Tax with respect to Interest, etc.)

(1) No tax or any other public charge shall be imposed with respect to interest and premium on redemption (the excess of the amount received in redemption over the issue price; hereinafter the same) of delivered debt securities issued by the Corporations prescribed by a Cabinet Order set forth in paragraph 1 of Article 2 and relating to agreements for borrowing of funds from the International Bank for Reconstruction and Development as well as foreign currency debt securities issued by any of the Corporations enumerated in each of the items of paragraph 2 of Article 2 and guaranteed by the Government pursuant to the provisions of paragraph 2 or paragraph 3 of Article 2 (hereinafter referred to as “securities”); provided, however, that this shall not apply to such interest or premium on redemption received by residents provided in Article 2, paragraph 1, item 3 of the Income Tax Law (Law No. 33 of 1965), domestic corporations provided in Article 2, item 3 of the Corporation Tax Law (Law No. 34 of 1965) and any other person who is prescribed by a Cabinet Order as similar thereto.

(2) The provisions of Article 181 and Article 212 of the Income Tax Law shall not be applicable to the interest provided in the preceding paragraph.

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